Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated December 9, 2005 (June 30, 2006 as to the effects of the reclassifications for discontinued operations and reportable segments, as described in Notes 1 and 2 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedules of Peoples Energy Corporation, appearing in the Current Report on Form 8-K dated June 30, 2006, and our report dated December 9, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Peoples Energy Corporation for the year ended September 30, 2005, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 24, 2006